Exhibit 10(m)(ii)
SCHERING-PLOUGH CORPORATION
OPERATIONS MANAGEMENT TEAM INCENTIVE PLAN
(As Amended and Restated Effective June 26, 2006)
1. Plan Objective
The Schering-Plough Corporation Operations Management Team Incentive Plan, as amended from time to time (alternatively referred to as the “OMTIP” or the “Plan”), is designed to encourage results-oriented actions on the part of members of the Operations Management Team (“OMT”) of Schering-Plough Corporation (the “Company”). The Plan is intended to align closely financial rewards with the achievement of specific performance objectives.
2. Eligibility
All management employees of the Company and its subsidiaries who are members of the OMT are eligible to participate in the Plan. The Administrator (as defined in Section 3 below) may select any other management employees who shall participate in the Plan (the “Participants”).
3. Administration
     (a) The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) with respect to employees who are executives of the Company who are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 (“Section 16 Executives”), and the Plan shall be administered by the Chief Executive Officer of the Company (“CEO”) with respect to all other employees. The CEO may delegate his authority to administer the Plan to an individual or other committee. The term “Administrator” shall mean the Committee, as applied to Section 16 Executives, and the CEO or an individual or committee to which authority has been delegated, as applied to all other employees.
     (b) The Administrator shall have full power and authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants for the Plan, to determine each Participant’s target award, performance goals and final award, to make all factual and other determinations in connection with the Plan, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate. Only the Committee shall take the foregoing actions with respect to Section 16 Executives.
     (c) All powers of the Administrator shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals. The Administrator’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Company and all employees of the Company, including the Participants and their respective beneficiaries.

4. Target Awards and Performance Goals
     (a) At the beginning of each plan year designated by the Administrator (a “Plan Year”), the Administrator shall establish for each Participant a target incentive award, which shall be expressed as a dollar amount, a percentage of salary or otherwise. The Administrator shall establish for each Section 16 Executive a maximum award that may be paid for the Plan Year. The maximum award amount for Section 16 Executives will remain fixed for the entire Plan Year and may not be increased based on an increase in salary during the Plan Year or otherwise. The target awards will be based on a number of factors, including but not limited to:
•	Market competitiveness of the position

•	Job level

•	Base salary level

•	Past individual performance

•	Expected contribution to future Company performance and business impact
     (b) At the beginning of each Plan Year, the Administrator shall establish for each Participant performance goals that must be met in order for an award to be payable for the Plan Year. The Administrator shall establish in writing (i) the performance goals that must be met, (ii) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (iii) any other conditions that the Administrator deems appropriate and consistent with the Plan and, in the case of Section 16 Executives, the exception for “qualified performance-based compensation” (the “Section 162(m) Exception”) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Administrator shall establish objective performance goals for each Participant related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing. The Administrator may also establish subjective performance goals for Participants; provided that, for Section 16 Executives, the subjective performance goals may only be used to reduce, and not increase, the award otherwise payable under the Plan. The Company shall notify each Participant of his or her target award and the performance goals for the Plan Year.
     (c) The objectively determinable performance goals shall be based on one or more of the following criteria related to the Participant’s business unit or the performance of the Company and its parents, subsidiaries and affiliates as a whole, or any combination of the foregoing: stock price, earnings per share, net earnings, operating or other earnings, profits, revenues, net cash flow, financial return ratios, return on assets, stockholder return, return on equity, growth in assets, unit volume, sales, market share, drug discovery or other scientific goals, pre-clinical or clinical goals, regulatory approvals, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or strategic partnerships.
     (d) For Section 16 Executives, the Administrator must establish the target awards and performance goals no later than the earlier of (i) 90 days after the beginning of the Plan Year or (ii) the date on which 25% of the Plan Year has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals for each Section 16 Executive for each Plan Year are intended to satisfy the requirements for the Section 162(m) Exception, including the requirement that the achievement of the performance goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.

     (e) Each Participant will earn an award for a Plan Year based on the achievement of the performance goals established by the Administrator. The Administrator may adjust, upward or downward, the award for each Participant who is not a Section 16 Executive, based on the Administrator’s determination of the Participant’s achievement of personal and other performance goals established by the Administrator and other factors as the Administrator determines. The Administrator may reduce (but not increase) the award for each Section 16 Executive based on the Administrator’s determination of the Participant’s achievement of personal and other performance goals established by the Administrator and other factors as the Administrator determines. The Administrator shall not be authorized to increase the amount of any award of a Section 16 Executive that would otherwise be payable pursuant to the terms of the Plan.
     (f) The maximum award that a Participant may receive for any Plan Year is $9,000,000.
5. Payment of Incentive Awards
     (a) The Administrator shall certify and announce to the Participants the awards that will be paid by the Company as soon as practicable following the final determination of the Company’s financial results for the Plan Year. Payment of the awards certified by the Administrator shall be made in a single lump sum cash payment by March 15th of the year immediately following the close of the Plan Year.
     (b) Participants must be employed on the last day of the Plan Year to be eligible for an award from the Plan, except as described in subsections (c) and (d) below. Notwithstanding any other provision of this Plan, in no event may the Administrator waive the achievement of performance goals for any Section 16 Executive except in the event of such Section 16 Executive’s death or disability.
     (c) Participants who terminate employment prior to the last day of the Plan Year will not be eligible for any award payment for that Plan Year, except as the Administrator may otherwise determine. Unless the Administrator determines otherwise:
          (i) Participants who die or who retire under a Company-sponsored retirement program during the Plan Year will be eligible for a prorated award based on the achievement of the performance goals for the Plan Year and appropriate adjustment as described in Section 4. The prorated award will be calculated from the date when they became eligible for the Plan to the date of death or retirement rounded to the nearest whole month. Payment will be made in a single payment at the same time as all other incentive awards for the Plan Year are distributed. In the case of the death of a Participant, any award payable to the Participant shall be paid to his or her beneficiary. For this purpose, the Company will use the beneficiary named under the Company-sponsored life insurance plan. If no life insurance beneficiary is designated, the beneficiary will be the decedent’s estate.
          (ii) Participants who leave the Company under a Company-sponsored disability program, separation program (other than in the case of termination for cause) or other program approved by the Management Committee will be eligible for a prorated award based on achievement of the performance goals for the year and appropriate adjustment as described in Section 4. The awards will be calculated from the date when they became eligible for the Plan to the effective date of separation rounded to the nearest whole month. Payment will be made in a single payment at the same time as all other incentive awards for the Plan Year are distributed.
     (d) The Administrator may establish appropriate terms and conditions to accommodate newly hired and transferred employees, consistent, in the case of Section 16 Executives, with the requirements of the Section 162(m) Exception.

6. Changes to Performance Goals and Target Awards
At any time prior to the final determination of awards, for Participants other than Section 16 Executives, the Administrator may adjust the performance goals and target awards to reflect a change in corporate capitalization (such as a stock split or stock dividend), or a corporate transaction (such as a merger, consolidation, separation, reorganization or partial or complete liquidation), or to reflect equitably the occurrence of any extraordinary event, any change in applicable accounting rules or principles, any change in the Company’s method of accounting, any change in applicable law, any change due to any merger, consolidation, acquisition, reorganization, stock split, stock dividend, combination of shares or other changes in the Company’s corporate structure or shares, or any other change of a similar nature. The Administrator may make the foregoing adjustments with respect to Section 16 Executives’ awards to the extent the Administrator deems appropriate, but only to the extent consistent with the requirements of the Section 162(m) Exception.
7. Amendments and Termination
     (a) The Company may at any time amend or terminate the Plan by action of the Committee; provided, however, that the Committee shall not amend the Plan without stockholder approval if such approval is required in order for awards under the Plan to qualify for the Section 162(m) Exception. Without limiting the foregoing, the Company, by action of the Administrator, shall have the right to modify the terms of the Plan as may be necessary or desirable to comply with the laws or local customs of countries in which the Company operates or has employees.
     (b) The Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the Plan, if required in order for awards under the Plan to qualify for the Section 162(m) Exception under the Code or the regulations thereunder.
8. Miscellaneous Provisions
     (a) This Plan is not a contract between the Company and the Participants. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company or any of its subsidiaries. Nothing in the Plan, and no action taken pursuant to the Plan, shall affect the right of the Company to terminate a Participant’s employment at any time and for any or no reason. The Company is under no obligation to continue the Plan.
     (b) A Participant’s right and interest under the Plan may not be assigned or transferred, except as provided in Section 5(c) of the Plan upon death, and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Company’s obligation under the Plan to pay awards with respect to the Participant. The Company’s obligations under the Plan may be assigned to any corporation which acquires all or substantially all of the Company’s assets or any corporation into which the Company may be merged or consolidated.
     (c) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of awards. The Company’s obligations hereunder shall constitute a general, unsecured obligation, awards shall be paid solely out of the Company’s general assets, and no Participant shall have any right to any specific assets of the Company.

     (d) The Company shall have the right to deduct from awards any and all federal, state and local taxes or other amounts required by law to be withheld.
     (e) It is the intent of the Company that the Plan and awards under the Plan for Section 16 Executives comply with the requirements for the Section 162(m) Exception. To the extent that any requirement of the Section 162(m) Exception as set forth in the Plan ceases to be required under Section 162(m) of the Code, that Plan provision shall cease to apply.
     (f) The Company’s obligation to pay compensation as herein provided is subject to any applicable orders, rules or regulations of any government agency or office having authority to regulate the payment of wages, salaries, and other forms of compensation.
     (g) The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the laws of the State of New Jersey.